EXHIBIT 4.6

SUBSCRIPTION AGREEMENT (INDO-PACIFIC ENERGY (NZ) LIMITED)

SUBSCRIPTION AGREEMENT

DATE: 18 June 2003

PARTIES:

THE “SUBSCRIBER” being the person whose name and details are set out in Schedule One to this Agreement (and if more than one person then those persons jointly and severally)

INDO-PACIFIC ENERGY (NZ) LIMITED, a company incorporated under the laws of New Zealand (“the Company”)

INDO-PACIFIC ENERGY LIMITED, a company incorporated under the laws of the Yukon Territory, Canada (“the Parent”) whose common shares are listed for trading on the Over the Counter Bulletin Board.

OPERATIVE PROVISIONS:

1.	Interpretation

1.1.	In this Agreement the following words shall have the meaning set out below:

	(a)	“Common Shares” means common shares without par value in the capital stock of the Parent;

(b)

“Exchange Rate” means the rate at which the Company’s principal bankers offer to exchange New Zealand Dollars for United States Dollars at 10:00 AM in Wellington, New Zealand or, if no such rate is quoted at that time, the nearest equivalent rate as determined by the Parent acting in good faith;

	(c)	“IPO” means the proposed initial public offering of Ordinary Shares and Options to be made in the Prospectus;

	(d)	“IPO Issue Date” means the date that the Ordinary Shares are issued to persons who subscribe for those Ordinary Shares pursuant to the Prospectus;

	(e)	“Issue Price” means the sum of $1.00 per SC Share;

	(f)	“Offer” means the offer to be made by the Parent Company to acquire all of the SC Shares held by Subscriber in accordance with clause 4;

	(g)	“Options” means options to subscribe for Ordinary Shares on the terms and conditions applicable to those options as set out in the Prospectus;

	(h)	“Ordinary Share” means an ordinary share in the capital of the Company;

(i)
“Prospectus” means a prospectus to be registered under the provisions of the Securities Act 1978 for the issue to the public by the Company of Ordinary Shares and Options both of which will be the subject of an application by the Company to be listed for quotation on the facilities of the New Zealand Stock Exchange;

	(j)	“Relevant Date” means the date which is 12 months after the date that the SC Shares are issued or such earlier date as the Company declares to be the Relevant Date;

(k)
“SC Shares” means the convertible preferred redeemable shares in the capital of the Company to be known as “Special Class Shares” to be issued on, and subject to, the terms of issue attached hereto as Schedule Two;

	(l)	“Underlying Securities” means the Ordinary Shares, the Options and the Common Shares to which the Subscriber may become entitled pursuant to this Agreement; and

	(m)	“Working Day” means a day when registered banks are customarily open for business in Wellington and in Auckland, New Zealand.

1.2.	In the interpretation of this Agreement:

	(a)	Terms defined in the Companies Act 1993 shall have the same meaning in this Agreement;

	(b)	References to the singular shall include the plural and reference to the masculine shall include the neuter and feminine genders and vice versa;

	(c)	References to the parties include (insofar as is consistent with the provisions hereof) their respective successors and permitted assigns;

(d)
A reference to any legislation includes a modification and re-enactment of legislation enacted in substitution for, and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation;

	(e)	A reference to a clause is to a clause in this Agreement;

	(f)	Headings to clauses are included for the purpose of ease of reference only and shall not have any effect on construction and interpretation;

	(g)	A reference to “including” shall not be interpreted as excluding any other matter or thing;

	(h)	All monetary amounts are in New Zealand Dollars except as expressly noted.

2.	Agreement to Subscribe

2.1.
The Subscriber agrees to subscribe for the number of SC Shares set out in Schedule One for the Issue Price of $1.00 per SC Share which amount is payable in full on execution of this Agreement by the Subscriber by payment in cleared funds to the order of “McDouall Stuart Securities Client Funds Account.”

2.2.	The Company agrees to issue the number of SC Shares set out in Schedule One to the Subscriber within 7 days after execution of this Agreement by the Company.

2.3.
The execution of this Agreement by the Subscriber constitutes an offer to subscribe for the number of SC Shares set out in Schedule One on the terms of this Agreement and is not binding on the Company or the Parent unless and until it has been executed by them. The offer shall be deemed rejected if it is not accepted by the Company and the Parent by 31 May 2003, which acceptance need not be notified to the Subscriber.

3.	Undertaking re Options

3.1.
The Company undertakes that if the SC Shares are converted into Ordinary Shares, the Company will, immediately after the registration of the Prospectus, offer Options to the Subscriber on the basis of one (1) Option for every two Ordinary Shares into which the SC Shares are converted (rounded up to the nearest whole number in the case of fractions) at no additional cost PROVIDED THAT any such offer shall be conditional on the SC Shares being converted into Ordinary Shares.

3.2.
The Subscriber hereby appoints the Company as his attorney for the purpose of subscribing for the Options on behalf of the Subscriber and the Company agrees that it will subscribe on the Subscriber’s behalf.

4.	Offer of Common Shares

4.1.
If the IPO Issue Date has not occurred by the Relevant Date, then the Parent shall, within seven (7) Working Days after the Relevant Date, make the Offer in writing to the Subscriber to purchase all of the SC Shares held by the Subscriber by the issue to the Subscribers of Common Shares.

4.2.
The number of Common Shares to be offered to the Subscriber in exchange for the number of SC Shares held by the Subscriber shall be the number of Common Shares derived by applying the following formula:

	(a)	C = SC ÷ (P);

(b)	With the result rounded:

	(i)	Up to the nearest whole number in the case of fractions equal to or greater than .5; and

	(ii)	Down to the nearest whole number in the case of fractions less than .5; and

(c)	Where:

	(i)	“C” is the number of Common Shares;

	(ii)	“SC” is the number of SC Shares; and

	(iii)	“P” is the higher of the equivalent in New Zealand Dollars at the Exchange Rate of:

		(A)	0.75 United States Dollars (US$0.75); and

		(B)	The weighted average trading price of the Common Shares in the 20 days prior to the date on which the offer made by the Parent Company is dispatched to the Subscriber times 0.80,

expressed as a number where each whole United States Dollar is equal to 1 unit.

4.3.	The Common Shares shall, on issue, rank equally in all respects with the other Common Shares then on issue except that:

(a)
The Common Shares shall not be transferable to a Canadian resident until 12 months after the date that the SC Shares are issued and shall not be sold through the Over the Counter Bulletin Board of the National Association of Securities Dealers for a period of 40 days from the date of issuance of the SC
Share; and

	(b)	The certificates issued by the Parent in respect of the Common Shares shall bear a restricted period legend reflecting paragraph (a) above if the Parent so determines;

	(c)	The Parent may make a notation on its records or give instruction to the applicable registrar and transfer agent of the Parent in order to implement the restrictions on transfer set forth in paragraph (a) above.

4.4.	The Offer shall provide:

	(a)	That the Subscriber may only accept the Offer in respect of all of the SC Shares held by the Subscriber; and

(b)
That if the Offer is not accepted by the Subscriber in writing (the form of which shall be contained in, or accompany the documents comprising the Offer together with any form of transfer required to be executed by the Subscriber to transfer the SC Shares to be sold to the Parent) within fifteen (15) Working Days after the date that the Offer is received, or deemed to be received, then the Subscriber shall be deemed to have rejected the Offer in its entirety; and

	(c)	The name and address (including a facsimile number) of a person in New Zealand who has been designated as the agent of the Parent for the purpose of receiving acceptances of the Offer.

4.5.	The Offer may contain:

	(a)	A condition that the Subscriber confirm that all of the representations and warranties contained in clause 5 are true and correct at the date that the Subscriber accepts the Offer; and

(b)
Such other terms and conditions as are not inconsistent with the terms set out in this clause 4 and which do not reduce the value of the Offer to the Subscriber, except to the extent required by any amendment made to any applicable law, regulation or binding order or ruling relating to the offer and issue of securities or the enactment or issue of any such law, regulation or binding order or ruling, in either case made or issued after the date of acceptance of this Agreement by the Company and the Parent.

5.	Representations and Warranties of the Subscriber

The Subscriber warrants and represents to the Company and to the Parent as follows:

	(a)	The details provided in Schedule One concerning the Subscriber are true, accurate and complete;

	(b)	The Subscriber’s principal business is the investment of money, or in the course of and for the purposes of his business, the Subscriber habitually invests money;

(c)
The Subscriber is aware that the offer of the SC Shares which are the subject of this Agreement and the Underlying Securities is being made pursuant to applicable exemptions from the prospectus or equivalent requirements of all legislation of any kind whatsoever (the “Securities Rules”) of all jurisdictions applicable to the offer of securities and the Subscriber is knowledgeable of, or has been independently advised as to, the applicable Securities Rules;

	(d)	The Subscriber is not subscribing for the SC Shares or the Underlying Securities with a view to offering them to the public anywhere in the world;

(e)
The Subscriber will not resell or otherwise dispose of any of the SC Shares or the Underlying Securities in a manner which would cause the Company or the Parent to be in breach of the laws, rules or regulations of any applicable jurisdiction;

(f)
The Subscriber has, in entering into this Agreement, relied solely on his own judgment and investigations and not in reliance on any representations, warranties, statements or otherwise made by the Company or the Parent, or any of their respective directors, officers, employees, professional advisers consultants and agents to the Subscriber or to any other person; and all such representations and warranties whether expressed or implied are hereby expressly excluded;

	(g)	If the Subscriber is not a natural person entering into this Agreement on his own behalf, the Subscriber:

(i) Has full power and authority to enter into, and perform its obligations under this Agreement,

(ii) Has taken all necessary corporate and other action to enable it to do so; and

(iii) Its obligations hereunder are valid and binding on it;

(h)
The entry into, and performance by the Subscriber of his obligations hereunder does not require any consent, approval of, or filing with, any governmental or regulatory agency or authority in any jurisdiction;

United States Securities Laws

(i)
The Subscriber is not a “U.S. Person” (as that term is defined in Regulation S under the United States Securities Act of 1933, as amended). This will include (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any trust of which any trustee is a U.S. person; (d) any partnership or corporation organized outside the United States by a U.S. person principally for the purpose of investing in securities not registered under the United States Securities Act of 1933, unless it is organized or incorporated, and owned, by accredited investors;

(j)
The Subscriber is not acquiring the SC Shares either directly or indirectly, for the account or benefit of a U.S. Person and the Subscriber has not entered into any agreement, arrangement or understanding (either written or oral) with any U.S. Person or a person in the United States respecting:

	(i)	The transfer or assignment of any rights or interests in any of the SC Shares or Underlying Securities;

	(ii)	The division of profits, losses, fees, commissions, or any financial stake in connection with the SC Shares or the Underlying Securities; and

	(iii)	The voting of the Underlying Securities;

(k)	The Subscriber has no intention to distribute, either directly or indirectly, any of the SC Shares or Underlying Securities in the United States or to U.S. Persons;

(l)
The current structure of this transaction and all transactions and activities contemplated hereunder is not, to the best of the knowledge and belief of the Subscriber, a scheme to avoid the registration requirements of the United States Securities Act of 1933;

Canadian Securities Laws

(m)
The Subscriber acknowledges that the Subscriber is potentially purchasing the Common Shares in a transaction wholly outside of Canada but for greater certainty also acknowledges that the Subscriber is an “accredited investor” as defined in Multilateral Instrument 45-103 Capital Raising Exemption[1] (the “Instrument”) promulgated under the Securities Act (British Columbia) and the Securities Act (Alberta) (each, an “Act”):

Natural Persons

(n)	If the Subscriber is a natural person, he or she is an individual:

(i)
Who beneficially owns, or together with a spouse beneficially owns, directly or indirectly, financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds

1 The Rule defines the term (i) “financial assets” as cash or securities, (ii) “related liabilities” as liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets or liabilities that are secured by financial assets, (iii) “spouse” as, in relation to an individual, another individual to whom that individual is married and is not living separate and apart within the meaning of the Divorce Act (Canada) or is living and cohabiting within a marriage-like relationship, including a marriage-like relationship between persons of the same gender. Terms used herein which are defined in National Instrument 14-101 (the “National Instrument”) as adopted by the Commissions have the meaning given to them in the National Instrument and terms used herein which are defined in the Acts have the meaning given to them in the Acts. Reference should be made to the Instrument itself for the complete text of the Instrument, including other definitions, and to the Companion Policy to the Instrument for matters of interpretation and application.

cnd$1,000,000; and

(ii)
Whose net income before taxes exceeded cnd$200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded cnd$300,000 in each of those years and who, in either case, has a reasonable expectation of exceeding the same net income level in the current year;

Other Persons

	(o)	If the Subscriber is not a natural person, it is:

(i)
A company or other body corporate, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least cnd$5,000,000 as shown in its most recently prepared financial statements; or

(ii) A person or company in respect of which all of the owners of interests, direct or indirect, legal or beneficial, are persons or companies that are accredited investors;

Mutual Funds and Investment Funds

	(p)	If the Subscriber is a mutual fund or non-redeemable investment fund, it is:

(i) A mutual fund or non-redeemable investment fund that, in the local jurisdiction, distributes its securities only to persons or companies that are accredited investors; or

(ii)
A mutual fund or non-redeemable investment fund that, in the local jurisdiction, distributes its securities under a prospectus that has been registered in accordance with the laws of that jurisdiction.

6.	Representations and warranties of the Company and the Parent

6.1.	The Company warrants and represent to the Subscriber as follows:

	(a)	The Company has full power and authority to enter into, and perform its obligations under this Agreement,

	(b)	The Company has taken all necessary corporate and other action to enable it to do so; and

	(c)	The Company’s obligations hereunder are valid and binding on it.

6.2.	The Parent warrants and represent to the Subscriber as follows:

	(a)	The Parent has full power and authority to enter into, and perform its obligations under this Agreement,

	(b)	The Parent has taken all necessary corporate and other action to enable it to do so; and

	(c)	The Parent’s obligations hereunder are valid and binding on it.

6.3.	Except as expressly set forth in this clause, any and all representations and warranties, whether expressed or implied, by or on behalf of the Company and the Parent are hereby expressly excluded.

7.	No Waiver

7.1.

No failure or delay on the part of a party in exercising any power or right under this Agreement shall operate as a waiver nor shall any single or partial exercise of such right or power preclude any other or future exercise of the same or any other right.

8.	Assignment

This Agreement and the rights and obligations under this Agreement are personal to the parties and such rights shall not be assignable except with the prior written consent of the other which may be withheld without giving any reason.

9.	Notices

9.1.

All notices or other communications required or permitted to be given under this Agreement shall be given at the recipient’s address set down in this Agreement or the Offer, as the case may be (or such other address as that party may have specified in writing to the others) and shall be deemed to have been duly given or made:

(a) In the case of communication by letter sent within New Zealand, on the second Working Day after being posted by mail correctly addressed and stamped;

(b)
In the case of a communication sent from a place outside New Zealand to New Zealand or from New Zealand to a place outside New Zealand, on the seventh Working Day after being posted by mail correctly addressed and stamped with first class air mail postage;

(c) If given by hand, on personal delivery to the recipient or to such address; and

(d) In the case of a communication by facsimile, when transmitted with no indication of incomplete transmission to the recipient’s facsimile number,

PROVIDED THAT if a communication is given by hand or by facsimile after 5PM on a Working Day or on a day which is not a Working Day it shall be deemed to have been received at 9AM on the next following Working Day.

10.	Amendments This Agreement may not be altered except by written agreement of the parties.

Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of New Zealand.

Executed as agreement:

INDO-PACIFIC ENERGY (NZ) LIMITED By: Director	Address for Communications: Indo-Pacific Energy (NZ) Limited Indo-Pacific House 284 Karori Road PO Box 17258 Wellington, New Zealand Attention: The Company Secretary Facsimile Number: + 64 4 476-0120
INDO-PACIFIC ENERGY LIMITED By: Director	Address for Communications: Indo-Pacific Energy Limited Indo-Pacific House 284 Karori Road PO Box 17258 Wellington, New Zealand Attention: The Company Secretary Facsimile Number: + 64 4 476-0120
INDIVIDUAL SUBSCRIBERS: Signature Signature	OTHER SUBSCRIBERS: Print full name of Subscriber By: Authorised Person

SCHEDULE ONE
Details of Subscriber and Number of Shares

(Please complete in block letters)

Full Name of each Subscriber:

Address for Communications:

Facsimile Number:

+ ( )( )

E-mail Address

I/We wish to subscribe for ______________ non-voting convertible preferred redeemable shares in the capital of Indo-Pacific Energy (NZ) Limited to be known as “Special Class Shares” to be issued on, and subject to, the terms of issue attached hereto as Schedule Two.

SCHEDULE TWO

INDO-PACIFIC ENERGY (NZ) LIMITED
TERMS OF ISSUE
Of

SPECIAL CLASS SHARES

The following are the Terms of Issue of the non-voting convertible preferred redeemable shares in the capital of Indo-Pacific Energy (NZ) Limited to be known as “Special Class Shares” (“the SC Shares”):

1.	Interpretation

1.1.	In these terms of issue the following words shall have the meaning set out below:

	(a)	“Board” means the board of directors of the Company acting as such;

	(b)	“Dividend” means the preferential dividend payable in respect of an SC Share;

(c)
“Liquidation Amount” in respect of an SC Share means the sum of $1.00 per SC Share less the sum of any amounts paid on account of, or in payment of, the Redemption Amount in respect of that SC Share pursuant to clause 6 (if any);

	(d)	“IPO” means the proposed initial public offering of Ordinary Shares and Options to be made in the Prospectus;

	(e)	“IPO Issue Date” means the date that the Ordinary Shares are issued to persons who subscribe for those Ordinary Shares pursuant to the Prospectus;

	(f)	“Ordinary Share” means an ordinary share in the capital of the Company;

(g)

“Prospectus” means a prospectus to be registered under the provisions of the Securities Act 1978 for the issue to the public by the Company of Ordinary Shares and options to acquire Ordinary Shares both of which will be the subject of an application by the Company to be listed for quotation on the facilities of the New Zealand Stock Exchange;

	(h)	“Record Date” has the meaning set out in clauses 5.5(b) and 6.3(b);

	(i)	“Redemption Amount” means the sum of $1.00;

	(j)	“Redemption Payment” has the meaning set out in clause 6.2;

	(k)	“Relevant Date” means the date which is 12 months after the date that the SC Share was issued or such earlier date as the Company declares to be the Relevant Date; and

	(l)	“Year” means the financial year of the Company.

1.2.	In the interpretation of these Terms of Issue:

	(a)	Terms defined in the Companies Act 1993 shall have the same meaning in these Terms of Issue;

	(b)	References to the singular shall include the plural and reference to the masculine shall include the neuter and feminine genders and vice versa;

	(c)	References to the parties include (insofar as is consistent with the provisions hereof) their respective successors and permitted assigns;

(d)
A reference to any legislation includes a modification and re-enactment of legislation enacted in substitution for, and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation;

	(e)	Headings to clauses are included for the purpose of ease of reference only and shall not have any effect on construction and interpretation; and

(f) A reference to “including” shall not be interpreted as excluding any other matter or thing.

2.	Issue Price The issue price for the SC Shares shall be the sum of $1.00 per SC Share payable in full in same day funds on execution by a subscriber of a subscription agreement.

3.	Voting Rights

3.1.	An SC Share shall not confer on the holder any right to vote whether on a poll or by show of hands at a meeting of the Company or otherwise.

3.2.	Every holder of an SC Share shall be entitled to receive notice of, to attend and to speak at, general meetings of the Company.

4.

Transfers

An SC Share shall not be transferable until the Relevant Date and thereafter an SC Share shall be transferable subject only to any limitations in the constitution of the Company applicable to all Ordinary Shares.

5.	Distributions

5.1.	An SC Share shall not confer on the holder the right to receive any dividends or other distributions except:

(a) For a right to share in a distribution of surplus assets on the liquidation of the Company to the extent provided in clause 5.2; and

(b) If the IPO Issue Date occurs after the Relevant Date or if the IPO does not occur at all, for a right receive the Dividend to the extent provided in clauses 5.3 to 5.7.

5.2.
On a liquidation of the Company, the holder of each SC Shares shall have the right to receive, before any amounts are paid to the holders of any other shares in the capital of the Company, an amount equal to the Liquidation Amount or, if the surplus is insufficient to repay the whole of the Liquidation Amount on all of the SC Shares, then the entire surplus shall be divided equally among the holders of the SC Shares in proportion to their holdings of SC Shares.

5.3.
If the IPO Issue Date has not occurred by the Relevant Date then the Holder of each SC Share on the Record Date shall be entitled to receive a Dividend in respect of each Year beginning with the Year ending 31 December 2003 of an amount equal to the Distribution Amount for that Year divided by the number of SC Shares on issue at the Record Date for that Year PROVIDED THAT the cumulative amount of all Dividends payable in respect of any SC Share shall not exceed the sum of $1.00.

5.4.

The Distribution Amount in respect of any Year shall be an amount equal to 20% of the Company’s consolidated net production income as shown in the audited annual financial statements of the Company for that Year PROVIDED THAT:

(a)
For the Year ending 31 December 2003, the Distribution Amount shall be the amount derived by multiplying 20% of the Company’s consolidated net production income as shown in the audited annual financial statements of the Company for that Year by the fraction derived by dividing the number of days in the period from the date that the SC Shares were issued until 31 December 2003 by three hundred and sixty-five (365); and

(b) Nothing in these terms of issue shall require the Company to hold or to acquire any particular right or asset or to deal, or not to deal with, any of its rights or assets in any way.

5.5.	The Dividend in respect of any Year shall be payable:

(a)
On such date as the Board determines which shall be no later than 30 days after the date that the annual financial statements of the Company for that Year are approved by the Board PROVIDED THAT if the Relevant Date occurs after the date that the annual financial statements for the Company for the year ending 31 December 2003 have been approved then the Dividend for that Year shall be payable no later than 60 days after the Relevant Date; and

(b)
To the holders of SC Shares of record on the Record Date which shall be such date as the Board determines and which shall be no earlier than 7 days before the date that the Dividend is payable, and shall be paid in full before any dividend or other distribution is paid or declared in respect of any other share in the capital of the Company in respect of that Year except in respect of a share issued pursuant to clause 7.1.

5.6.
The Dividend payable on the SC Shares shall be due without any further authorisation by the Board but shall only be payable in respect of any Year to the extent that immediately before the Dividend (or part thereof) is paid, the Board continues to be satisfied on reasonable grounds that the Company will, immediately after the payment, satisfy the solvency test.

5.7.

Any amount of a Dividend which is not payable in respect of any Year pursuant to clause 5.6 shall not constitute a debt due and instead shall be added to the amount of the Dividend to be payable in respect of the next Year.

6.	Redemption

6.1.	If the IPO Issue Date has not occurred by the Relevant Date, then the SC Shares shall be redeemed by the Company on the date and for the consideration specified in this clause.

6.2.
After the cumulative amount of the Dividends paid in respect of all SC Shares equals $1.00 per SC Share, the Holder of each SC Share shall be entitled to receive a Redemption Payment in respect of each Year of an amount equal to the Distribution Amount for that Year (reduced by the amount paid or payable by way of Dividends in that Year) divided by the number of SC Shares on issue at the Record Date for that Year PROVIDED THAT the cumulative amount of all Redemption Payments payable in respect of any SC Share shall not exceed the Redemption Amount and so that the sum of the Dividends and the Redemption Amount payable in respect of any SC Share shall not exceed $2.00.

6.3.	The Redemption Payment in respect of any Year shall be payable:

(a)
On such date as the Board determines which shall be no later than 30 days after the date that the annual financial statements of the Company for that Year are approved by the Board PROVIDED THAT if the Relevant Date occurs after the date that the annual financial statements for the Company for the year ending 31 December 2003 have been approved then the Redemption Payment for that Year (if any) shall be payable no later than 60 days after the Relevant Date; and

(b)
To the holders of SC Shares of record on the Record Date which shall be such date as the Board determines and which shall be no earlier than 7 days before the date that the Redemption Payment is payable, and shall be paid in full before any dividend or other distribution is paid in respect of that Year or declared in respect of any other share in the capital of the Company in respect of that Year except in respect of a share issued pursuant to clause 7.1.

6.4.
The Redemption Payment payable on the SC Shares shall be due without any further authorisation by the Board but shall only be payable in respect of any Year to the extent that immediately before the Redemption Payment (or part thereof) is paid, the Board continues to be satisfied on reasonable grounds that the Company will, immediately after the payment, satisfy the solvency test.

6.5.
Any amount of a Redemption Payment which is not payable in respect of any Year pursuant to clause 6.4 shall not constitute a debt due and instead shall be added to the amount of the Redemption Payment to be payable in respect of the next Year.

6.6.
Each SC Share shall be redeemed on the date that the last Redemption Payment in respect of the SC Share has been paid in full it being the intention that Redemption Payments shall be treated as payments to be made on account of the Redemption Amount so that the holders of the SC Shares will not rank as unsecured creditors of the Company in respect of any part of the Redemption Amount except to the extent that a Redemption Payment has become payable.

6.7.	Upon redemption the SC Shares shall be cancelled.

7.	Issue of Further Shares

7.1.
Following the initial issue of the SC Shares, the Board may not issue any shares in the capital of the Company (other than Ordinary Shares) that rank, or would rank, as to distribution rights, equal with or prior to the SC Shares without first obtaining the consent in writing of the holders of not less than 75% in number of the SC Shares then on issue in which case, subject to the terms of such consent, such shares need not be offered to the holders of the SC Shares.

7.2.
The Board may issue Ordinary Shares and Shares that rank, or would rank as to voting rights equally with, or prior to, the SC Shares without the need to offer such Shares to the holders of the SC Shares.

8.	Conversion to Ordinary Shares

8.1.
If the IPO Issue Date occurs on or before the Relevant Date, then on the IPO Issue Date the SC Shares held by each holder of record on the IPO Issue Date shall convert into the number of Ordinary Shares derived by applying the following formula:

	(a)	O = SC ÷ (P x .6);

	(b)	With the result rounded:

		(i)	Up to the nearest whole number in the case of fractions equal to or greater than .5; and

		(ii)	Down to the nearest whole number in the case of fractions less than .5; and

	(c)	Where:

		(i)	“O” is the number of Ordinary Shares;

		(ii)	“SC” is the number of SC Shares; and

(iii)
“P” is the price at which the Ordinary Shares are offered to the public for subscription pursuant to the Prospectus expressed as a number where each whole dollar is equal to 1 unit and on the basis that no part of such is attributed to the Options.

8.2.
The Ordinary Shares into which the SC Shares are converted shall rank equally in all respects with all other Ordinary Shares then on issue except that the Ordinary Shares shall not be transferable until the earlier of the date which is

	(a)	12 months after the date that the SC Share from which the Ordinary Share was converted was issued; and

	(b)	4 months after the IPO Issue Date,

and thereafter those Ordinary Shares shall be transferable subject only to any limitations in the constitution of the Company applicable to all Ordinary Shares.